Exhibit 10.3

Schedule of 2007 Bonus Benchmarks for Named Executive Officers

On February 16, 2007, the Compensation Committee (the “Committee”) of the Board of Trustees of the Company met and approved the establishment of benchmarks to determine the 2007 bonuses for the Company’s executive officers other than Alvin E. Kite, Jr., the Company’s Chairman, whose bonus the Committee decided to determine separately on an annual basis. The Company expects to pay the 2007 bonuses in early 2008.

The Committee determined that the 2007 annual bonuses will be based on objective and subjective criteria and both corporate and individual performance. The principal corporate performance measures will be Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts (to be determined prior to any impairment losses and adjusted for the effects of any equity offerings), new development projects and acquisitions of properties. The Committee will measure corporate and individual performance to determine whether the individual has earned a “threshold,” “target,” “superior,” or “outperformance” bonus. The Committee determined that in the case of Thomas K. McGowan, the Company’s Executive Vice President and Chief Operating Officer, and Daniel R. Sink, the Company’s Senior Vice President and Chief Financial Officer, approximately 80% of their bonuses will be based on achievement of corporate goals, with the remainder of the bonus based on achievement of individual goals. In the case of John A. Kite, the Company’s President and Chief Executive Officer, the Committee determined that his bonus will be based entirely on the achievement of corporate goals.

The range of bonuses for each of the Company’s executive officers, other than Alvin E. Kite, Jr., expressed as a percentage of the individual’s base annual salary, is expected to be as follows: John A. Kite, 0-200%; Thomas K. McGowan, 0-175%; and Daniel R. Sink, 0-125%.